Board of Directors and Stockholders
Marble Financial Corporation:

We have audited the accompanying consolidated balance sheet of Marble Financial Corporation and subsidiary as of December 31, 1993 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1993 and 1992. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marble Financial Corporation and subsidiary as of December 31, 1993 and the results of their operations and their cash flows for the years ended December 31, 1993 and 1992, in conformity with generally accepted accounting principles.

As discussed in notes 1 and 2 to the consolidated financial statements, the Company adopted a new method of accounting for investment securities during 1993. As discussed in notes 1 and 10 to the consolidated financial statements, the company adopted a new method of accounting for income taxes during 1992.

                                       /s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
Providence, Rhode Island
January 24, 1994